Quantum Materials Corp Acquires Blockchain Technology to Address New Market Opportunities

San Marcos, TX – August 15 2019 — Leading American nanomaterial & cadmium free quantum dot manufacturer Quantum Materials Corp (OTCQB:QTMM) announced today that it has acquired certain assets of Capstan Platform, Inc., a developer of blockchain technologies for business enterprises.

Quantum Materials Corp. intends to leverage the technologies that Capstan has developed to introduce additional products into new global market verticals in the near future.

“We are excited by this strategic acquisition, which allows our company to expand its market focuses by tapping into the potential offered by this transformational technology,” said Stephen B. Squires, President and Chief Executive Officer of Quantum Materials Corp. “We are convinced that the combination of our existing quantum dots offerings and blockchain can substantially reduce the friction currently experienced by a number of key business processes.”

Capstan’s Co-Founder and CTO Jay M. Williams, who will join the Quantum Materials Corp leadership team in the newly created position of CTO, said: “Capstan Platform is excited about this acquisition and we are looking forward to becoming part of a great team of innovators. Combing our Blockchain-based Enterprise Trust Platform with Quantum Dots is the first step in bringing the physical and the digital together for real world applications.”

ABOUT QUANTUM MATERIALS CORP.

Quantum Materials Corp (QMC) develops and manufactures quantum dots and nanomaterials for use in display, solar energy and lighting applications through its proprietary high-volume continuous-flow production process. QMC’s volume manufacturing methods enable consistent quality and scalable cost reductions to provide the foundation for technologically superior, energy efficient and environmentally sound displays, the next generation of solid-state lighting and solar photovoltaic power applications. Wholly-owned subsidiary Solterra Renewable Technologies develops sustainable quantum dot solar technology. For more information follow Quantum Materials Corp at www.QMCDOTS.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at http://www.sec.gov/ or from our website. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

QUANTUM MATERIALS CORP CONTACT:

Toshi Ando

Sr. Director of Business Development for Asia/Pacific

510.300.4021

toshi@qmcdots.com

INVESTOR RELATIONS:

Clay Chase / SD Torrey Hills Capital

858.456.7300

cc@sdthc.com

MEDIA:

Rich Schineller

941.780.8100

rich@prmgt.com